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                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER
                                      OF
                           NEW EMPRESS JOLIET, INC.,
                            an Illinois corporation
                                     INTO
                       EMPRESS CASINO JOLIET CORPORATION
                            an Illinois corporation

     This AGREEMENT AND PLAN OF MERGER, dated as of the 1st day of June, 1998, by and among New Empress Joliet, Inc., an Illinois corporation (the "Merging Corporation"), Empress Casino Joliet Corporation, an Illinois corporation (referred to herein as ("Empress Joliet" or the "Surviving Corporation"), and Empress Entertainment, Inc., a Delaware corporation ("Entertainment"). The Merging Corporation and the Surviving Corporation are sometimes referred to as the "Constituent Corporations."

     WHEREAS, the Merging Corporation and the Surviving Corporation are corporations duly organized and existing under the laws of the State of Illinois, and Entertainment is a corporation duly organized and existing under the laws of the State of Delaware and the parent of the Merging Corporation; and

     WHEREAS, the Boards of Directors of the Constituent Corporations and Entertainment deem it advisable for the general welfare and advantage of the Constituent Corporations and their stockholders that the Constituent Corporations merge into a single corporation pursuant to this Agreement and the Illinois Business Corporation Act.

     NOW, THEREFORE, the parties agree that the Constituent Corporations shall be merged on the following terms and conditions:

     1. The Merger. At the Effective Time (as defined below) of the merger, the Merging Corporation shall be merged with and into Empress Joliet and the separate existence of the Merging Corporation shall cease (the "Merger"). Following the consummation of the Merger, Empress Joliet shall continue its corporate existence as the wholly-owned subsidiary of Entertainment. The name of the Surviving Corporation following the Effective Time shall be "Empress Casino Joliet Corporation."

     2. Effective Time. The parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of Illinois, in such form as required by, and executed in accordance with the relevant provisions of, the Illinois Business Corporation Act. The effective time of the Merger shall be upon filing with the Secretary of State of Illinois (the "Effective Time").

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     3.   Articles of Incorporation and By-Laws.

          (a) The Articles of Incorporation of Empress Joliet at the effective time of the Merger shall be the Articles of Incorporation of the Surviving Corporation until amended as provided by law.

          (b) The By-Laws of Empress Joliet at the effective time of the Merger shall be the By-Laws of the Surviving Corporation until altered or amended in accordance with the provisions thereof and Delaware law.

     4. Directors and Officers. Subject to applicable law, the initial directors and officers of the Surviving Corporation immediately after the Effective Time shall be those persons who are the directors and officers of Empress Joliet immediately prior to the Effective Time, to hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

     5. Condition to Merger. Each of the following shall be a condition precedent to the filing of the Certificate of Merger:

          (a) Entertainment and its stockholders shall have executed and delivered an Amended and Restated Stockholders Agreement (the "Stockholders Agreement") substantially similar to the existing stockholders agreement between Empress Joliet and the shareholders of Empress Joliet, or in such other form approved by Entertainment and at least 75% of its stockholders.

          (b) The stockholders of Entertainment and the shareholders of Empress Joliet shall have approved the Merger in accordance with applicable law and, with respect to the shareholders of Empress Joliet, the provisions of the Empress Joliet Shareholders Agreement.

     6.   Terms of Merger.

          (a) From and after the Effective Time of the Merger, the Surviving Corporation shall possess all the rights, privileges, immunities, and franchises of a public, as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest, of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, provided, however, that the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations, and any claim existing or action or preceding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or

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the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

          (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) each share of Common Stock of Empress Joliet issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive 0.53 shares of the Common Stock of Entertainment and 0.12 shares of the Non-Voting Common Stock of Entertainment, (ii) each share of capital stock of the Merging Corporation issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation; and (iii) each share of Common Stock of Entertainment and each share of Non-Voting Common Stock of Entertainment issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive one share of the Common Stock of Entertainment and one share of the Non-Voting Common Stock of Entertainment, respectively; provided, however, that the shares of the Common Stock and Non-Voting Common Stock of Entertainment to be issued upon conversion shall not be issued to a shareholder unless and until such shareholder has executed and delivered to Entertainment the Amended and Restated Stockholders Agreement or an agreement to be bound by the provisions thereof.

          (c) The Surviving Corporation shall pay all expenses of carrying the Plan into effect and accomplishing the Merger provided for herein.

          (d) The proper officers and directors of the Constituent Corporations and Entertainment shall execute and deliver all such documents and take all such actions as may be necessary or advisable, or as may be requested by the Surviving Corporation or Entertainment from time to time, in order to vest fully all the property rights of the Constituent Corporations in the Surviving Corporation and otherwise carry out this Plan.

          (e) Anything herein or elsewhere to the contrary notwithstanding, this Plan may be abandoned by the mutual consent of the Constituent Corporations and Entertainment, evidenced by appropriate resolutions of their respective Board of Directors, at any time prior to the Effective Time of the Merger.

          (f) Promptly after the Effective Time, the Surviving Corporation shall duly and properly file an election to be a Qualified Subchapter S Subsidiary.

                                     *****

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     IN WITNESS WHEREOF, Entertainment and each of the Constituent Corporations has caused this Agreement to be signed by its duly authorized officer on the day and year first above written.

EMPRESS CASINO JOLIET CORPORATION            EMPRESS ENTERTAINMENT, INC.


By:_______________________________           By:_______________________________

Name:_____________________________           Name:_____________________________

Its:______________________________           Its:______________________________
NEW EMPRESS JOLIET, INC.


By:_______________________________

Name:_____________________________

Its:______________________________


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